Exhibit 99.1

Onto Innovation Adds Overlay Metrology Capability with the Acquisition of Inspectrology, LLC

•	Expands position in the high growth compound semiconductor market driven by higher content in 5G RF and electric vehicles
•	Onto Innovation’s Advanced Process Control (APC) software and Dragonfly® System are expected to provide revenue synergies when combined with Inspectrology products

Wilmington, Mass., January 7, 2021 – Onto Innovation Inc. (NYSE: ONTO) today announced that it has acquired Inspectrology, LLC. Headquartered in Sudbury, Massachusetts, USA, Inspectrology is a leading supplier of overlay metrology for controlling lithography and etch processes in the compound semiconductor market.

“This is a nice strategic fit for Onto Innovation’s portfolio of solutions for the high growth specialty and advanced packaging segment. We see revenue synergies by leveraging our broader access to global markets, especially in Asia, where Onto Innovation has built a broad infrastructure to support our leading position in inspection for this segment. In addition, we see revenue synergies when combined with Onto Innovation’s inspection and software technologies. By combining these technologies, we will offer a more comprehensive process control solution for the lithography cell in the rapidly expanding compound semiconductor market,” said Mike Plisinski, Onto Innovation’s chief executive officer.

Dr. Ju Jin, vice president and general manager of Onto Innovation’s inspection business said, “We see several growth drivers for the compound semiconductor and specialty semiconductor markets in 2021 and beyond. The rapidly expanding 5G wireless technology, spanning from smartphones and IoT to network equipment and base stations, is increasing the demand for compound semiconductor chips such as power amplifiers, RF filters, and mmWave cells. In addition, hybrid and electric vehicles, chargers, photovoltaic and wind power generators are driving the fast adoption of compound semiconductor power devices.

“Based on industry forecasts, the gallium nitride and silicon carbide power device market is forecasted to grow at a 25% CAGR from 2020 to 2025. By leveraging our advanced process control software (APC) and the Inspectrology systems we will be able to directly improve the overlay performance and yield for the lithography cells in this rapidly growing market.”

Paul Knutrud, Inspectrology’s chief financial officer and vice president said, “We are joining Onto Innovation based on the strong cultural fit and synergies between our customers and technologies. As a leading supplier for overlay and CD metrology systems to the compound semiconductor, RF, MEMS, and LED markets, the Inspectrology and the Onto teams are a perfect fit. Onto Innovation is providing inspection and software solutions to our same customers, and together, we will offer a more comprehensive solution for process control. We will now be able to leverage Onto Innovation’s R&D resources and larger customer support organization to better serve our customers.”

The experienced Inspectrology leadership team has supplied optical metrology overlay technology to these customers since 1983. The purchase price represents 1.4x Inspectrology’s 2020 revenue of approximately $20 million. The acquisition and associated transaction expenses are being funded from Onto Innovation’s cash on hand. Other terms of transaction were not disclosed.

About Onto Innovation Inc.

Onto Innovation is a leader in process control, combining global scale with an expanded portfolio of leading-edge technologies that include: Un-patterned wafer quality; 3D metrology spanning chip features from nanometer scale transistors to large die interconnects; macro defect inspection of wafers and packages; metal interconnect composition; factory analytics; and lithography for advanced semiconductor packaging. Our breadth of offerings across the entire semiconductor value chain helps our customers solve their most difficult yield, device performance, quality, and reliability issues. Onto Innovation strives to optimize customers’ critical path of progress by making them smarter, faster and more efficient. Headquartered in Wilmington, Massachusetts, Onto Innovation supports customers with a worldwide sales and service organization. Additional information can be found at www.ontoinnovation.com.

About Inspectrology, LLC

Inspectrology, LLC, headquartered in Sudbury, MA, USA, has supplied optical metrology systems to the semiconductor, compound semiconductor, MEMS and LED industries with since 1983, formerly as IVS and Schlumberger. With offices in North America, Europe and Asia, and a large international installed base, Inspectrology, LLC has the global reach and expertise to support installations worldwide.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to the acquisitions described herein and to fiscal 2021 business performance and beyond and Onto Innovation’s plans for growth and improvement in profitability. You can identify these statements by the use of the words “may,” “will,” “could,” “should,” “would,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “forecast,” “probable,” “potential,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs, the timing and amounts of such funding, general economic and business conditions, including unforeseen weakness in Onto Innovation’s markets, effects of epidemics and pandemics such as COVID, effects of any U.S. federal government shutdown or extended continuing resolution, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in, or in the U.S. Government’s interpretation of, federal export control or procurement rules and regulations, market acceptance of Onto Innovation’s products, shortages in components, production delays or unanticipated expenses due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions and restructurings, or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, increases in interest rates, changes to industrial security and cyber-security regulations and requirements, changes in tax rates or tax regulations, changes to interest rate swaps or other cash flow hedging arrangements, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in Onto Innovation’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Onto Innovation cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Onto Innovation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

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Source: Onto Innovation Inc.

Contact:

Michael Sheaffer, +1 978.253.6273 mike.sheaffer@ontoInnovation.com